Exhibit 99.1

March 02, 2006

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces ThinDisc(c) International Patent Application

Tulsa, Okla-(BUSINESS WIRE)-March 02, 2006 EnXnet, Inc. (OTCBB:EXNT-news)- announces it has filed for International Patent Protection under the Patent Cooperation Treaty (PCT) for its ThinDisc(c) patent filed in March 2005. This filing will include all of the improvements made to the technology as recently announced. EnXnet has entered into supply agreements for each of two new products, One28 Marketing Group's MoxyCard(tm) and Interactive Affinities' SurfCard(tm), which utilize its ThinDisc(c) technology. Both companies are eager to begin presenting evaluation samples of these products to their international customers. They anticipate that the MoxyCard(tm) and SurfCard(tm) will be received internationally with the same enthusiasm as the evaluation samples have been received in the U.S.

The stored value card market is growing and evolving rapidly. The Pelorus Group noted that the global market for all stored value applications in 2004 stood at just under $490 billion, according to a recent Prepaid Press article. Experts put this industry in the introductory or early growth stage of the product life cycle, suggesting that there is substantial growth potential in the years ahead. Stored value solutions have become the most talked about, next generation marketing tool for retailers.

The ThinDisc(c) is the same thickness as a standard credit card, thus it is easily read by existing credit card readers. ThinDisc(c) offers issuers a unique stored value card that has audio and video capabilities to promote products and services. Issuers can now deliver store promotions, product promotions, printable coupons, sales campaigns, specials, services offered and other information about their company when they issue a stored value card. ThinDisc(c) technology significantly multiplies the usefulness of these cards for both issuer and user.

Ryan Corley, President of EnXnet, Inc., had this to say: "The stored value card market is growing at a fantastic rate as this method of commerce is being eagerly accepted worldwide. Our ThinDisc(c) technology was developed to accommodate a wide range of applications. The first of these applications coming to market are One28's MoxyCard(tm) and Interactive's SurfCard(tm) stored value cards. We feel that bringing ThinDisc's(c) audio and video capabilities to the stored value card industry will prove to be an essential element in fueling this growth by providing both consumers and issuers a new and exciting dimension to this industry."

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
11333 E. Pine Street
Suite 75
Tulsa, OK 74116
918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com

Or
For Investor Relations:
Blue-Sky Solutions, LLC
Stephanie Soleas, 877-4-BLUE-IR
exnt@blueskyir.com